Exhibit 99.6

Executive Benefit Programs

WHEREAS, the Company maintains the OfficeMax Incorporated Executive Life Insurance Program and Financial Counseling Program for the benefit of certain executive officers; and

WHEREAS, it is considered desirable to limit Company contributions to each of those arrangements;

RESOLVED THAT, effective as of the date hereof:

1.          Company premium contributions under the Executive Life Insurance Program shall be limited to (a) the initial premium contribution otherwise payable by the Company for each newly-eligible participant, and (b) the amount, if any, by which the cash surrender value of a participant’s policy (determined by including any portion of the cash surrender value paid to or on behalf of the participant on or after February 12, 2009 for any reason other than to pay the annual premium contributions otherwise payable by the Company for such policy) is insufficient to pay the annual premium contributions otherwise payable by the Company.  Except as expressly provided in the preceding sentence, all Company premium contributions under the Program shall be suspended indefinitely, so that, to the extent any policy purchased pursuant to the Program remains in effect, any premiums due under such policy shall be paid from the applicable policy’s cash surrender value or as otherwise arranged by the covered executive officer.

2.          No reimbursements or payments shall be made under the Financial Counseling Program for expenses incurred by an eligible executive officer on or after February 12, 2009, and any expenses incurred prior to that date shall only be reimbursed to the extent the eligible executive officer had any unused amounts (up to $5,000) available from 2008.

FURTHER RESOLVED THAT that the proper officers of the Company hereby are authorized to execute such documents and take such other actions as they deem necessary or desirable to effect these resolutions.